Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

OF

THE BANK OF NEW YORK MELLON CORPORATION

(Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware)

The Bank of New York Mellon Corporation, a Delaware corporation (the “Corporation”), hereby certifies in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”):

RESOLVED, that pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”), a special committee, which was established by resolutions duly adopted by the Board, authorized the issuance of a series of 3,000,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B par value $0.01 per share (the “Series B Preferred Stock”), of the Corporation, and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, by resolutions duly adopted by such special committee and, on October 27, 2008, filed a Certificate of Designations with respect to the Series B Preferred Stock (the “Series B Certificate of Designations”) in the office of the Secretary of State of the State of Delaware; and

FURTHER RESOLVED, as of the date hereof, no shares of the Series B Preferred Stock are outstanding and no shares of the Series B Preferred Stock will be issued subject to the Series B Certificate of Designations; and

FURTHER RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer this 18th day of June, 2009.

The Bank of New York Mellon Corporation

By:	/s/ Arlie R. Nogay
Name:	Arlie R. Nogay
Title:	Corporate Secretary